Exhibit 99.1

IMPORTANT NOTICE CONCERNING THE

HOSPIRA 401(K) RETIREMENT SAVINGS PLAN AND YOUR ABILITY TO TRADE SHARES OF HOSPIRA’S SECURITIES

June 6, 2007

This notice is being sent to all executive officers and directors of Hospira in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Regulation BTR.

This is to inform you that a new recordkeeper, JPMorgan Retirement Plan Services, has been selected for the Hospira 401(k) Retirement Savings Plan (“Plan”).  As a result, the responsibility for keeping track of accounts in the Plan will transition from Mercer Trust Company to JPMorgan Retirement Plan Services beginning sometime during the week of July 15, 2007.   In connection with the transition, most of the investment options offered under the Plan will change.

During this transition, Plan participants temporarily will be unable to direct or diversify the assets held in their Plan accounts, including shares of Hospira common stock.  In addition, they will not be able to obtain a loan or distribution from the Plan.  This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

During this blackout period, you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of Hospira acquired in connection with your service or employment as a director or executive officer of Hospira.

The blackout period will begin at 2 p.m. Central Time on June 25, 2007 and end during the week of July 15, 2007. During this time, you can determine whether the blackout period has started or ended by visiting www.retireonline.com or by calling JPMorgan Retirement Plan Services at 800-345-2345.  The TDD number for those with a hearing impairment is 800-345-1833.

In addition to this Sarbanes-Oxley blackout, please remember that Hospira observes regularly scheduled blackout periods that restrict your ability to trade in Hospira stock.  For the second quarter, this Hospira blackout period will start on June 15, 2007 and is expected to end on August 10, 2007.

If you have any questions concerning this notice please contact:

Brian J. Smith

Senior Vice President, General Counsel and Secretary

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

(224) 212-2848

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